Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 25, 2005, accompanying the consolidated financial statements included in the Annual Report of Sun Hydraulics Corporation on Form 10-K for the year ended December 25, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statements of Sun Hydraulics Corporation on Form S-8 (File No. 333-30801, effective July 3, 1997, File No. 333-83269, effective July 20, 1999, File No. 333-62816, effective June 12, 2001, File No. 333-66008 effective July 27, 2001 and File No. 333-119367, effective September 29, 2004).

/s/ GRANT THORNTON LLP

Tampa, Florida
February 25, 2005